Exhibit 10.6

February 27, 2003

Dr. Claudine Simson

290 Sandridge Road

Ottawa, Ontario, Canada KIL5A2

Dear Dr. Simson:

Thank you for your interest in joining the Motorola Team. As you know, Motorola is one of the world’s premier corporations, globally recognized as a leading provider of wireless communications, semiconductors and advanced electronic systems, components and services. We think you could make significant contributions to Motorola’s future success, and we hope that you will become part of our Motorola Team.

By letter dated February 19, 2003, we offered you the position of Corporate Vice President and Chief Technical Officer, Semiconductor Products Sector, located in Austin, Texas and reporting to Chris Belden, Corporate Vice President and General Manager, Technology and Manufacturing, Semiconductor Products Sector. This letter contains the terms of an amended offer of employment developed following discussions with you. The offer of employment contained in this letter supersedes and replaces in its entirety any prior written or verbal offer of employment or discussion of terms or conditions of employment.

Cash Compensation

Your gross base salary will be US$14,423.07 paid on a bi-weekly basis, which is the equivalent of an annual salary of US$375,000. In addition, within thirty (30) business days of the commencement of your employment, Motorola will pay you a sign-on bonus in the amount of US$395,000 (less applicable taxes and withholding). By accepting this offer of employment, you agree that if you voluntarily terminate your employment with Motorola or if you are terminated for Cause within two years of your employment commencement date, you will repay the entire gross amount of the sign-on bonus to Motorola in full within 60 days after the termination of your employment. By your acceptance of this offer, you further agree that Motorola may withhold this amount from any funds owed to you at the time of your termination.

You will also be eligible to participate in the Motorola Incentive Plan (“MIP”) for the 2003 plan year. Your target incentive under the program will be 75% of your annual base salary, but the actual amount of any such award is within the discretion of Motorola. Actual awards are based on individual as well as organizational performance and are paid annually, typically during the end of the first quarter. The award may be at, above or below the target level, but you can potentially earn up to 200% of your target award.

Equity Compensation

Stock Options

In addition to your base salary, you will be granted the option to purchase 200,000 shares of Motorola common stock. The options will have a ten-year term and vest 10% on the first anniversary of the grant, 20% on the second anniversary, 30% on the third anniversary and 40% on the fourth anniversary. This will be your only stock option grant in 2003. The option grant price will be the Fair Market Value, as determined under the Plan, on the later of your date of employment or the date of approval by the Compensation Committee of the Board of Directors, or its delegate. These and all other conditions

Dr. Claudine Simson

April 1, 2004

surrounding the grant are outlined in a separate Stock Option Award Document and a Stock Option Consideration Agreement that must be signed as a condition of the grant.

In each of 2004 and 2005, respectively, assuming good performance and continued employment, you will be granted the option to purchase the lesser of 200,000 shares, or the number of shares representing US$2.4M in value for 2004 and $3.2M in value for 2005 on the grant date, of Motorola common stock in the general stock option grant for each of those years. The options will have a ten-year term and vest equally over the first four years, i.e., 25% on each anniversary of the grant. The option grant price will be the Fair Market Value, as determined under the Plan, on the date of each grant. These and all other conditions surrounding the grants will be outlined in separate Stock Option Award Documents and Stock Option Consideration Agreements accompanying each grant. The Stock Option Consideration Agreements must be signed as a condition of your receiving each grant.

Opportunities to receive grants of stock options after 2005 will be based on business and individual performance.

Termination without Cause

If Motorola terminates your employment without Cause any time within the twenty-four month period beginning on the date you commence employment, you shall be entitled, in addition to any salary owed to you for days worked up to and including the date of termination, to severance pay in the amount of US$375,000 (less applicable withholding and taxes). You understand that you will not be eligible to receive severance or benefits under any other Motorola, Inc. voluntary or involuntary severance plan during this period. You further understand that you are not entitled to this severance if your employment ends due to your voluntary resignation or termination for Cause. If your employment with Motorola continues beyond this twenty-four month period, you understand and agree that your employment from that point forward will be on an at-will basis, and that you no longer have a right to receive severance from Motorola. Your eligibility for any severance after the initial twenty-four month period will depend upon the terms of any applicable Motorola severance plan in effect on the date of your termination.

Additional Officer Rewards Programs

As a Corporate Vice President, you will also enjoy other significant benefits as outlined below:

•	The Executive Automobile Plan. You will be given the option to use a new company-owned vehicle, within the following guidelines:

-	2 year option US$38,000 maximum Company cost

-	3 year option US$45,500 maximum Company cost

Allowances are re-established annually. A separate allowance of up to US$400 is provided for the purchase and installation of an alarm system on the chosen vehicle. Further details of the Executive Automobile Plan will be provided to you upon hire.

•	The Executive Financial Planning Program. The plan benefit provides up to US$10,000 in the first year and US$7,000 per year in subsequent years for financial planning, tax planning and preparation, and estate planning.

Dr. Claudine Simson

April 1, 2004

•	The Executive Residential Security Program. This program provides you and your family the protection of a professionally designed home security system. The Company will link the system to a Motorola approved alarm reporting location, with the cost of this monitoring paid.

•	Change in Control Protection. You will be entitled to all benefits provided to participants under the Motorola, Inc. Corporate Officer Change in Control Plan in accordance with the terms thereof.

•	Reimbursement for Tax Loss. Motorola shall reimburse you for the tax losses resulting from the disposition of any financial assets that you are required by law to dispose of as you emigrate from Canada. Provided that, the total amount of reimbursement Motorola will provide shall not exceed US$300, 000. You will be required to provide written evidence of the tax loss incurred in order to receive reimbursement. Any such request for reimbursement must be received within 12 months of the commencement of your employment.

•	Relocation Benefits. Motorola also will provide relocation benefits as outlined in the Relocation Policy. Our Motorola Relocation Services Group will ensure that you are provided with the necessary benefits and service to facilitate a smooth transition to your new location. Our program is designed around your needs and provides you with substantial support to assist you in your relocation. Someone from our Relocation Services Group will contact you to review your requirements. If you voluntarily terminate your employment with Motorola or if you are terminated for Cause within two years of your employment commencement date, all relocation expenses incurred on your behalf must be repaid to Motorola, otherwise you shall have no obligation to return such amounts.

•	Health and Welfare Benefits. You will immediately begin participation in all of Motorola’s comprehensive U.S. health and welfare benefit programs available to other senior executives. Information on your Motorola benefits package will be provided under separate cover. As a Corporate Vice President, you will also participate in the Executive Life Insurance Plan. Under this Plan, you will be entitled to an additional benefit equal to 3.5 times your base salary given your current age. This benefit extends into retirement with a benefit multiple based on your age at death.

•	Retirement Benefits. You will also begin immediate participation in Motorola’s retirement benefit programs. Our U.S. programs include a 401(k) Profit Sharing Plan, MOTsharesm (employee stock purchase plan), and our Portable and Supplemental Pension Plans.

•	Management Deferred Compensation Plan. Beginning immediately upon the commencement of your employment, you will be eligible to participate in Motorola’s Management Deferred Compensation Plan. For the 2003 plan year, you will be eligible to defer up to 80% of your base salary. Beginning in the 2004 plan year, you will also be eligible to elect annual deferrals of up to 100% of your MIP bonus (described above), respectively.

Miscellaneous

This offer, your acceptance and the terms and conditions of your employment shall be governed by the law of the State of Illinois, U.S.A.

Dr. Claudine Simson

April 1, 2004

This offer is contingent on satisfactory completion of Motorola’s pre-employment drug testing requirement within 60 days prior to your start date, satisfactory results of a background investigation and your ability to obtain a Government Security Clearance if it is necessary for the position you are being hired for.

This offer is also contingent upon proof of employment eligibility in the U.S. and compliance with export control requirements. Should an export control license be required, please be advised that your employment will be conditioned upon issuance of such license. Should you choose to accept this offer, as required by law, we must verify your employment eligibility on Form I-9 the day you begin your employment, so you will be asked to provide documentation that establishes your identity and authorizes you to work in the United States. Furthermore, if applicable, you must always maintain your visa status throughout your tenure with the company, as it is Motorola’s policy to comply with all immigration laws and regulations. We will work closely with you and your management to obtain work authorization as needed. We ask that you maintain close contact with our Global Immigration Services, as necessary, to permit them to assist you at each stage of the immigration process and answer questions about the legal issues or corporate policies involved.

You represent and warrant that your employment with Motorola as outlined in this letter do not and will not violate any of your continuing contractual, legal or other obligations to ipValue or any other previous employer and further that no obligations you have to ipValue will materially interfere with your ability to devote your full attention to your Motorola duties and responsibilities.

For all purposes in this letter agreement, “Cause” shall mean: (i) Any material breach by you of any of the representations or commitments made by you in this letter or in any agreement between you and Motorola that, if curable, is not cured within thirty (30) days of notice; (ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iii) Threats or acts of violence or harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of Motorola; (iv) Any breach of Motorola’s policies and rules, as may be in effect from time to time during the term of your employment, that would usually result in termination; (v) The sale, possession or use of illegal weapons or drugs on the premises of the Company or a customer of the Company; (vi) Material misappropriation of the assets of Motorola or other acts of dishonesty at the expense of Motorola; (vii) Willful misconduct or gross negligence in the performance of duties for Motorola that results in material injury to Motorola or any of its employees, independent contractors, vendors, customers, or business partners; (viii) Violation by you of Motorola’s Business Code of Conduct or any other attempt by you to improperly secure any personal profit in connection with the business of Motorola or any of its subsidiaries or (ix) any determination by the Securities and Exchange Commission, or any other regulatory agency or court, that you have committed a violation of the securities laws or regulations, or of the Sarbanes-Oxley Act or regulations.

For purposes of this letter agreement, “willful misconduct” shall mean acts or failures to act with a lack of good faith or with a lack of reasonable belief that such actions or failures to act were in the best interest of Motorola or with reasonable cause to believe your acts or failures to act were unlawful.

Next Steps

We hope this offer meets with your approval. If so, please sign and return a copy of this letter. The offer contained in this letter will remain open until [Date].

Dr. Claudine Simson

April 1, 2004

Claudine, we are excited about the prospect of you joining the Motorola Team. Please do not hesitate to call me at (512) 895-2021 if you have any questions.

Sincerely,

__________________________________________________

David Doolittle
Senior Vice President and
Director of Human Resources, Semiconductor Products Sector
Accepted by: __________________________________________________
Dr. Claudine Simson
Date: ________________________________

Enclosures

cc:	Fred Shlapak

August 12, 2003

Dr. Claudine Simson	Via Hand Delivery this Date

Re: Amendment to Offer Letter

Dear Dr. Simson:

The purpose of this letter is to amend the terms contained in the offer of employment Motorola provided to you by letter dated Enter Date. This amendment to the terms of your offer was agreed upon after discussions between you and Motorola.

The offer letter dated Enter Date contains the following provision:

Reimbursement for Tax Loss. Motorola shall reimburse you for the tax losses resulting from the disposition of any financial assets that you are required by law to dispose of as you emigrate from Canada. Provided that, the total amount of reimbursement Motorola will provide shall not exceed US$300, 000. You will be required to provide written evidence of the tax loss incurred in order to receive reimbursement. Any such request for reimbursement must be received within 12 months of the commencement of your employment.

Motorola and you have agreed to eliminate that provision from the offer letter in its entirety and replace it with the following. The remaining terms and conditions contained in your offer letter remain in force and are unaffected by this amendment.

Motorola will provide you a total payment of US$300,000 (less withholding, other taxes, garnishments and liens) to reimburse you for tax losses, if any, resulting from the disposition of any financial assets that you are required by law to dispose of as you emigrate from Canada, and as a retention bonus to encourage you to remain employed with the Semiconductor Products Sector (“SPS”) of Motorola, Inc. This amount will be paid in two installments. The first installment of $150,000.00 (less withholding, other taxes, garnishments and liens) will be paid on or within 30 days after September 15, 2003. The second installment of $150,000.00 (less withholding, other taxes, garnishments and liens) will be paid on or within 30 days after November 15, 2003.

If you accept either or both of these payments, you agree that, if you should nonetheless voluntarily resign or are terminated for Cause (as defined in your offer letter) from employment with SPS before August 1, 2006, you will repay the total amount of the payment(s) made to you

Dr. Claudine Simson

April 1, 2004

by Motorola pursuant to this provision as of the date of your separation. If you have not made any required repayment pursuant to this letter on or before your last day of work, by your signature below you authorize Motorola to deduct any or all unpaid amounts from any compensation, reimbursements, or other sums that may otherwise be due you from Motorola. You understand that you will not be required to repay these payment(s) if your employment with SPS is involuntarily terminated other than for cause. You further understand that if your employment with Motorola ends for any reason prior to November 15, 2003, Motorola has no obligation to make the second installment of this payment to you.

If the above amended offer and its terms and conditions are acceptable to you, please acknowledge your agreement by signing this letter where indicated below and returning it to me on or before August 22, 2003. Please do not hesitate to call me at (512) 895-2021 if you have any questions.

Sincerely,

___________________________________________________ David Doolittle
Senior Vice President and
Director of Human Resources, Semiconductor Products Sector
Accepted by:
___________________________________________________ Dr. Claudine Simson
Date: _________________________________________

cc:	Chris Belden
Brett Rodgers